UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       ----------------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                     --------------------------------------

                                OCTOBER 19, 2004
                                 Date of Report
                        (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

              Virginia                    0-9881               54-1162807
 (State or other jurisdiction of       (Commission          (I.R.S. Employer
  incorporation or organization)       File Number)       Identification Number)

           500 Shentel Way
            P.O. Box 459
            Edinburg, VA                                          22824
(Address of principal executive office)                         (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141

Item 2.02 Results of Operations and Financial Condition.

The following news release is being filed pursuant to Item 2.02 of Form 8-K

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

      SHENANDOAH TELECOMMUNICATIONS COMPANY INCREASES CASH DIVIDEND AND REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

      EDINBURG, VA, (October 19, 2004) - The Board of Directors of Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) declared a cash dividend of $0.43 per share. The dividend will be payable December 1, 2004, to shareholders of record on November 12, 2004. The dividend is an increase of $0.04 per share or 10.3 % over the 2003 dividend. Total payout to shareholders will be approximately $3.3 million.

      Shenandoah Telecommunications Company also announced unaudited financial results for the third quarter ended September 30, 2004. Income from continuing operations for the quarter was $3.1 million, compared to $2.7 million for the third quarter 2003. Total third quarter revenues grew by 13.4% from the same quarter last year, including a 21.9% increase in wireless revenues. Income from continuing operations for the nine months ended September 30, 2004 was $8.3 million, which represented an increase of $2.6 million from the 2003 nine-month period.

      As previously announced, the Company sold its interest in the Virginia 10 RSA Limited Partnership cellular operation on February 28, 2003, and classified its prior cellular operation and gain from the sale as discontinued operations. Net income including discontinued operations for the nine months ended September 30, 2004 was $8.3 million, compared to $28.2 million in the first nine months of 2003.

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October 19, 2004
News Release
Page 3 of 8


Overall Highlights

      For the quarter ended September 30, 2004, income from continuing operations was $3.1 million or $0.41 per diluted share, compared to $2.7 million or $0.35 per diluted share in the third quarter of 2003. The Company's total revenues for the third quarter of 2004 were $31.3 million, compared to $27.6 million in the third quarter of 2003, which represented an increase of $3.7 million or 13.4%. The Company's revenue growth was driven by an increase in its PCS business.

      Operating income for the third quarter of 2004 and 2003 was $6.5 million and $4.9 million, respectively. The increase is due to the continued improvement in the Company's PCS operations.

      President and CEO, Christopher E. French commented, "We are pleased with the continuation of our profitable growth, and our fourth consecutive quarter of profitable results from our PCS operations. This continued growth has enabled us to again increase our cash dividend to shareholders, further rewarding them for their patience as investors."

Wireless Operations

      The Company experienced strong growth in third quarter wireless revenues as a PCS Affiliate of Sprint, increasing its PCS subsidiary revenue to a total of $21.2 million, which represented an increase of $3.9 million over the 2003 third quarter. The PCS net income was $1.3 million in the third quarter of 2004 compared to a net income of $9,000 in the third quarter of 2003. PCS net income for the nine months ended September 30, 2004 was $2.7 million, which represented a $4.2 million increase over the 2003 nine-month period. The Company's Sprint retail wireless customer count increased by 3,600, similar to the increase in the third

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October 19, 2004
News Release
Page 4 of 8


quarter of 2003, to approximately 98,100 customers. Wholesale users increased by 1,600, compared to a 2,800 increase in the third quarter of 2003, to approximately 19,600. Wholesale users are added through Sprint's relationship with its wholesale customers. The Company's third quarter retail customer turnover, or churn, was 2.2%, compared to 2.4% in the third quarter of 2003.

Wireline Operations

      The local telephone operations net income for the 2004 third quarter was $1.8 million, which represented a $0.2 million decrease compared to the 2003 third quarter. Telephone operations recorded a net loss of 49 access lines during the 2004 third quarter to end the quarter at 24,818.

External Investments

      In the quarter ended September 30, 2004, the Company recorded a $0.3 million loss on investments compared to a nominal loss in the third quarter of 2003. At the end of the quarter, the Company's external investments totaled $7.9 million.

Consolidated Results

      The Company recorded expenses of approximately $0.2 million in the third quarter of 2004 related to the ongoing implementation efforts related to new SEC and NASDAQ requirements as a result of the Sarbanes-Oxley Act. Interest expense decreased $0.1 million from the same quarter last year due to a reduction in debt outstanding. The Company invested $16.2 million in plant in service and retired $1.1 million of scheduled debt during the third quarter of 2004. The Company had cash and cash equivalents of $31.5 million as of the end of the third quarter. At September 30, 2004, the Company's debt/equity ratio was 35.0% and debt as a percent of total assets was 19.9%.

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October 19, 2004
News Release
Page 5 of 8


Other Items

      On August 27, 2004, the Company announced it signed a letter of intent to purchase the 83.8 percent of NTC Communications L.L.C. that it did not currently own. It is anticipated the transaction will close prior to year end.

About Shenandoah Telecommunications

      Shenandoah Telecommunications Company is a holding company that provides a comprehensive portfolio of telecommunications products and services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions, to the four-state region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors. For a discussion of these factors, see the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 9, 2004. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

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October 19, 2004
News Release
Page 6 of 8


SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Balance Sheets                                   September 30,    December 31,
                                                                    2004            2003
                                                                    ----            ----
Cash and cash equivalents                                      $  31,523       $  28,696
Other current assets                                              15,794          12,267
Total securities and investments                                   7,845           7,467
Property, plant and equipment                                    226,395         199,692
  Less accumulated depreciation                                  (84,220)        (72,006)
                                                               ---------       ---------
Net property, plant and equipment                                142,175         127,686
Other assets, net                                                  4,175           9,248
                                                               ---------       ---------
   Total assets                                                $ 201,512       $ 185,364
                                                               =========       =========

Current liabilities, exclusive of current
maturities of $4,313 and $4,230, respectively                  $  22,805       $  11,566
Long and short-term debt                                          40,185          43,346
Total other liabilities                                           23,692          24,244
Total stockholders' equity                                       114,830         106,208
                                                               ---------       ---------
   Total liabilities and stockholders' equity                  $ 201,512       $ 185,364
                                                               =========       =========

October 19, 2004
News Release
Page 7 of 8


  SHENANDOAH TELECOMMUNICATIONS COMPANY
  SUMMARY FINANCIAL INFORMATION
  (unaudited)

Condensed Statements of Income                       Three months ended            Nine months ended
(In thousands, except per share amounts)                September 30,                 September 30,
                                                      2004           2003           2004           2003
                                                      ----           ----           ----           ----
Operating Revenues-Wireless                       $ 21,959       $ 18,009       $ 61,591       $ 50,411
                  -Wireline                          7,680          7,774         22,437         21,722
                  -Other                             1,631          1,799          5,014          5,240
                                                  --------       --------       --------       --------
   Total operating revenue                          31,270         27,582         89,042         77,373
Cost of goods and services                           2,091          2,998          8,115          7,987
Network operating costs                              9,182          8,535         26,623         25,067
Depreciation                                         4,715          4,180         13,447         12,328
Selling, general and administrative                  8,812          7,011         25,076         20,463
                                                  --------       --------       --------       --------
   Total operating expenses                         24,800         22,724         73,261         65,845
                                                  --------       --------       --------       --------
Operating income                                     6,470          4,858         15,781         11,528
Interest expense                                      (756)          (839)        (2,327)        (2,686)
Other income (expense)                                (759)           231           (216)           135
Income tax provision                                (1,844)        (1,533)        (4,934)        (3,285)
                                                  --------       --------       --------       --------
Income from continuing operations                    3,111          2,717          8,304          5,692

Discontinued operations, net of income taxes            --            (23)            --         22,605

Cumulative effect of a change in
    accounting, net of income taxes                     --             --             --            (76)
                                                  --------       --------       --------       --------

   Net income                                     $  3,111       $  2,694       $  8,304       $ 28,221
                                                  ========       ========       ========       ========

Net earnings per share, basic
          Continuing operations                   $   0.41       $   0.36       $   1.09       $   0.75
          Discontinued operations, net of
            income taxes                                --             --             --           2.98

          Cumulative effect of a change in
            accounting, net of taxes                    --             --             --          (0.01)
                                                  --------       --------       --------       --------
          Total                                   $   0.41       $   0.36       $   1.09       $   3.72
                                                  ========       ========       ========       ========

Net earnings per share, diluted
          Continuing operations                   $   0.41       $   0.35       $   1.09       $   0.75
          Discontinued operations, net of
            income taxes                                --             --             --           2.97
          Cumulative effect of a change in
            accounting, net of taxes                    --             --             --          (0.01)
                                                  --------       --------       --------       --------
         Total                                    $   0.41       $   0.35       $   1.09       $   3.71
                                                  ========       ========       ========       ========

                                      #####

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October 19, 2004
News Release
Page 8 of 8

         SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                  SHENANDOAH TELECOMMUNICATIONS COMPANY
                  (Registrant)


                  OCTOBER 21, 2004   /S/ EARLE A. MACKENZIE
                                     ---------------------
                                     Earle A. MacKenzie
                                     Chief Financial Officer